Exhibit 99.3

Rule 438 Consent

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, in connection with the contemplated share exchange and merger of State Capital Corp. with and into BancPlus Corporation (“BancPlus”), I hereby consent to being named in the Registration Statement on Form S-4 of BancPlus and all amendments thereto (the “Registration Statement”) as a person anticipated to become a director of BancPlus upon completion of the share exchange, merger and other transactions described therein and to the filing of this consent as an exhibit to the Registration Statement.

Sincerely,

/s/ Kirk A. Graves
Kirk A. Graves
January 21, 2020